Exhibit 99.1

Oncothyreon Reports Third Quarter 2012

Financial Results

Company to Hold Conference Call at 4:30 p.m. EST Today

SEATTLE, WASHINGTON, November 7, 2012/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the third quarter ending September 30, 2012.

Loss from operations increased in the third quarter of 2012 to $7.7 million from $6.4 million in the third quarter of 2011, and to $21.5 million for the nine months ended September 30, 2012 compared to $18.1 million for the comparable period in 2011. This increase in loss from operations for the three and nine months ended September 30, 2012 compared to prior year periods was primarily the result of increased research and development expenses due to increased development activity for Oncothyreon’s product candidates and increased general and administrative expenses.

Net loss for the three months ended September 30, 2012 was $8.6 million or $0.15 per basic and diluted share, compared with net income of $9.9 million, or $0.24 per basic and $0.15 loss per diluted share, for the comparable period in 2011. Oncothyreon reported a net loss of $7.7 million or $0.15 per basic and $0.41 loss per diluted share for the nine months ended September 30, 2012, compared with a net loss of $31.2 million or $0.85 per basic and diluted share for the comparable period in 2011. The net loss for the three months ended September 30, 2012 compared to the prior year period net income was primarily attributable to non-cash income of $16.6 million as a result of the change in fair value of warrant liability in the prior year and increases in research and development expenses and general and administrative expenses. The decrease in net loss for the nine months ended September 30, 2012 compared to the prior year period was primarily attributable to non-cash income of $14.3 million as a result of the change in fair value of warrant liability in 2012 compared to a non-cash expense of $12.8 million in 2011 offset by increases in research and development expenses and general and administrative expenses.

As of September 30, 2012, Oncothyreon’s cash, cash equivalents and investments were $91.2 million, compared to $66.4 million at December 31, 2011. The $24.8 million increase was attributable to the closing of an underwritten public offering in April 2012 of 13,512,500 shares of Oncothyreon common stock, which generated net proceeds of approximately $50.3 million. This increase was offset in part by $19.8 million cash used in operations, $4.1 million cash used in repayment in full of a term loan with General Electric Capital Corporation (GECC), $0.9 million cash used for principal payments on notes payable, and $0.7 million cash used in capital expenditures during the nine months ending September 30, 2012.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2012 are expected to be higher when compared to 2011, primarily as a result of the more advanced clinical development of PX-866 and the ongoing Phase 1 clinical trial of ONT-10. Oncothyreon currently expects cash used in operations in 2012 to be approximately $30.0 to $33.0 million. This guidance excludes $4.1 million cash used to repay the GECC term loan on June 29, 2012. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, November 7, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its third quarter 2012 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials with its products and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100     Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Net Income (Loss) Data

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue
Licensing revenue from collaborative & licensing agreements	$—	$—	$—	$145
Expenses
Research and development	5,783	5,383	16,348	13,764
General and administrative	1,902	1,060	5,181	4,522

Total operating expenses	7,685	6,443	21,529	18,286

Loss from operations	(7,685)	(6,443)	(21,529)	(18,141)

Other income (expense)
Investment and other income (expense), net	32	(74)	112	290
Interest expense	—	(179)	(309)	(453)
Loss on extinguishment of debt	—	—	(279)	—
Change in fair value of warrant liability	(972)	16,633	14,336	(12,848)

Total other income (expense), net	(940)	16,380	13,860	(13,011)

Net income (loss)	$(8,625)	$9,937	$(7,669)	$(31,152)

Net income (loss) per share - basic	$(0.15)	$0.24	$(0.15)	$(0.85)
Net income (loss) per share - diluted	$(0.15)	$(0.15)	$(0.41)	$(0.85)
Shares used to compute basic net income (loss) per share	57,186,749	41,928,775	52,564,914	36,527,164

Shares used to compute diluted net income (loss) per share	57,186,749	44,635,826	53,899,276	36,527,164

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	September 30, 2012	December 31, 2011
Cash, cash equivalents and investments	$91,243	$66,407
Total assets	$97,087	$71,351
Long term liabilities	$15,626	$33,236
Stockholder’s equity	$77,469	$33,433
Common shares outstanding	57,186,749	43,613,107